Exhibit 5.1
[LETTERHEAD OF DORAL FINANCIAL CORPORATION]
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Doral Financial Corporation
1451 F.D. Roosevelt Avenue
San Juan, Puerto Rico, 00920-2717
Ladies and Gentlemen:
I am Executive Vice President and General Counsel of Doral Financial Corporation, a company organized under the laws of the Commonwealth of Puerto Rico (the “Company”), and I am familiar with the registration by the Company under the Securities Act of 1933, as amended (the “Act”) of shares of common stock (the “Common Stock”) of the Company, par value $0.01 per share, under a Registration Statement on Form S-4, as amended, filed with the Securities and Exchange Commission (the “Registration Statement”).
I have examined originals, or copies certified to my satisfaction, of all such corporate records of the Company, agreements and other instruments, certificates of public officials, officers and representatives of the Company and such other documents as I have deemed necessary as a basis for the opinions hereinafter expressed.
Based on the foregoing and having regard to legal considerations that I deem relevant, I am of the opinion that, when the Registration Statement has become effective under the Act, and the shares of Common Stock have been issued and delivered in exchange for shares of the Company’s 7.00% Noncumulative Monthly Income Preferred Stock, Series A, 8.35% Noncumulative Monthly Income Preferred Stock, Series B, 7.25% Noncumulative Monthly Income Preferred Stock, Series C and 4.75% Perpetual Cumulative Convertible Preferred Stock, the shares of Common Stock will be duly authorized, validly issued and outstanding, fully paid and nonassessable. In giving this opinion, I assume that the aggregate number of shares of Common Stock issued in connection with the exchange offer does not exceed [     ] shares.
I consent to the use of this opinion in the Registration Statement and to the reference to my name in the Prospectus constituting a part of the Registration Statement under the heading “Validity of Common Stock.” In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Enrique R. Ubarri
Enrique R. Ubarri